Exhibit 99.1

Contact:

Ruey-Li Hwang

Corporate Communications

Cerus Corporation

(925) 288-6017

CERUS CORPORATION ANNOUNCES SECOND QUARTER RESULTS

CONCORD, CA, August 2, 2005 - Cerus Corporation (NASDAQ: CERS) today announced results for the second quarter ended June 30, 2005. Revenues for the second quarter were $5.5 million, up from $3.8 million for the second quarter of 2004, primarily due to amounts recognized in the current period from past up-front payments from BioOne Corporation and MedImmune, Inc., for which revenue recognition was deferred. Total operating expenses for the second quarter of 2005 were $8.5 million, down from $14.1 million for the same period in 2004, due primarily to the effects of the strategic realignment implemented June 2004.

Net loss for the second quarter of 2005 was $2.8 million, or $0.12 per share, compared to a net loss of $11.5 million, or $0.52 per share, for the second quarter of 2004. The net loss in the current period reflects both increased funding for research and development programs and reduced operating expenses, as well as a significant reduction in interest expense as a result of the February 2005 settlement of the loan dispute with Baxter Capital. “The results from the second quarter reflect both a broadening of funding sources and success in managing expenses,” said Claes Glassell, president and CEO of Cerus Corporation. “We remain comfortable with guidance of approximately $45 million of cash and marketable securities at year end.”

For the six months ended June 30, 2005, total revenues were $11.9 million, compared to $7.4 million for the same period in 2004. Net income was $18.6 million, or $0.80 per diluted share for the six months ended June 30, 2005, compared to a net loss of $20.7 million or $0.94 per share for that same period in 2004. Net income for the six-month period in 2005 includes a one-time gain of $22.1 million recognized in February 2005 as a result of the loan settlement. At June 30, 2005, the company had cash, cash equivalents and short-term investments of $52.2 million.

QUARTERLY CONFERENCE CALL

The company has scheduled its quarterly conference call for 4:30 p.m. Eastern time today. Interested parties can access a live Internet broadcast at www.cerus.com. For those unable to listen to the live broadcast, the call will be temporarily archived.

ABOUT CERUS

Cerus Corporation is developing novel products for cancer, infectious disease and blood safety based on multiple, innovative technology platforms. The company is building a pipeline of next generation cancer immunotherapies by combining its proprietary attenuated Listeria vector platform with promising disease antigens. These products are designed to stimulate innate and T cell immune pathways, generating highly potent anti-tumor responses. Cerus is applying its Helinx technology to develop the INTERCEPT Blood System, which is designed to enhance the safety of blood components through pathogen inactivation. The company’s strategy is to leverage the broad potential of its technologies and products through alliances. Cerus’ partners to date include MedImmune and Johns Hopkins University for cancer immunotherapy, and Baxter International and BioOne for the INTERCEPT Blood System.

Helinx is a trademark of Cerus Corporation.

Baxter and INTERCEPT are trademarks of Baxter International Inc.

Statements in this news release regarding our outlook and expected financial performance, the availability of cash resources to fund operating expenses and capital needs and our relationship with partners are forward-looking statements that involve risks and uncertainties. Actual results could differ materially from the above forward-looking statements as a result of certain factors, including the risks and uncertainties inherent in developing biotechnology products based on new technologies, the timing and results of our clinical trials and development activities related to our vaccine programs, market acceptance of our products, actions by domestic and foreign regulatory authorities at any stage of the development process, the availability of governmental or third party reimbursement for the use of our products, the size of the markets for our products, our reliance on our relationship with Baxter, manufacturing capabilities, our reliance on our relationship with BioOne, our ability to complete our clinical trials,  our successful completion of our product components’ commercial design, our ability to demonstrate a sufficient shelf-life of our product components, development and testing of additional configurations of our products, product liability, our limited operating history, additional financing activities, protection of our intellectual property rights, our use of hazardous materials in the development of our products,  volatility in our stock price, legal proceedings, on-going compliance with the requirements of the Sarbanes-Oxley Act of 2002 and other factors discussed in the company’s Form 10-K/A for fiscal 2004, as well as in other reports subsequently filed from time to time with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statements.

###

CERUS CORPORATION

SELECTED UNAUDITED FINANCIAL INFORMATION

	T Three Months Ended		Six Months Ended
Condensed Statements of Operations	June 30,		June 30,
(in thousands, except per share information)	2005	2004	2005	2004

Revenue	$5,480	$3,766	$11,881	$7,413

Operating expenses:
Research and development	5,881	8,720	10,930	17,388
General and administrative	2,616	2,919	5,037	5,962
Restructuring	—	2,465	—	2,465
Total operating expenses	8,497	14,104	15,967	25,815
Loss from operations	(3,017)	(10,338)	(4,086)	(18,402)
Gain on loan settlement	—	—	22,089	—
Interest income (expense), net	256	(1,209)	621	(2,339)
Net income (loss)	(2,761)	(11,547)	18,624	(20,741)

Net income (loss) per share – basic	$(0.12)	$(0.52)	$0.84	$(0.94)
Net income (loss) per share – diluted	$(0.12)	$(0.52)	$0.80	$(0.94)
Shares used in computing Net income (loss) per share – basic	22,321	22,113	22,289	22,099
Shares used in computing net income (loss) per share – diluted	22,321	22,113	23,343	22,099

Condensed Balance Sheets	June 30,	December 31,
(in thousands)	2005	2004

Cash, cash equivalents and short-term investments	$52,175	$95,334
Accounts receivable from a related party	290	4
Accounts receivable and other current assets	4,170	4,533
Furniture and equipment, net	890	947
Other assets	1,260	1,260

Total assets	$58,785	$102,078

Accounts payable and other current liabilities	$5,256	$6,087
Accounts payable to a related party	—	196
Current payable to a related party	—	34,500
Deferred gain on loan settlement	—	22,089
Deferred revenue	8,549	13,217
Long-term debt and accrued interest,
payable to a related party	4,646	4,500
Stockholders’ equity	40,334	21,489

Total liabilities and stockholders’ equity	$58,785	$102,078